Cohen & Co

**CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Nile Africa, Frontier and Emerging Fund, a series of Nile Capital Investment Trust, under the headings "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.

Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
July 26, 2018